Exhibit 10.1

SEPARATION AGREEMENT
By and Between
OCWEN FINANCIAL CORPORATION
and
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
Dated as of August 10, 2009

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

Section 10.13	Amendments	29
Section 10.14	Interpretation	29
Section 10.15	Jurisdiction; Service of Process	29
Section 10.16	Waiver of Jury Trial	30

SCHEDULE I	Separation Transactions

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SEPARATION AGREEMENT
          SEPARATION AGREEMENT, dated as of August 10, 2009, between OCWEN FINANCIAL CORPORATION, a Florida corporation (“OCWEN”), and ALTISOURCE PORTFOLIO SOLUTIONS S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of OCWEN (formerly known as Ocwen Luxembourg S.à. r.l.) (“ALTISOURCE”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.
RECITALS
          WHEREAS, the board of directors of OCWEN has determined that it is in the best interests of OCWEN and its shareholders to separate the existing businesses of OCWEN into two independent businesses, to contribute the ALTISOURCE Business to ALTISOURCE, and to distribute all of the capital stock of ALTISOURCE to the shareholders of OCWEN and to the Convertible Noteholders;
          WHEREAS, OCWEN and ALTISOURCE have prepared, and ALTISOURCE has filed with the Commission, the Form 10, which includes the Information Statement and sets forth disclosure concerning ALTISOURCE and the Distribution;
          WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code; and
          WHEREAS, in connection with the foregoing and to set forth certain aspects of their ongoing relationship after the Separation and the Distribution, the Parties, and certain of their respective Subsidiaries and Affiliates, are entering into this Agreement and/or the Ancillary Agreements.
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:
ARTICLE I
Definitions
          For the purpose of this Agreement, the following terms shall have the following meanings:
          “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.
          “Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

          “Agent” means the distribution agent appointed by OCWEN to distribute the shares of ALTISOURCE Common Stock held by OCWEN pursuant to the Distribution.
          “Agreement” means this Separation Agreement.
          “ALTISOURCE” has the meaning set forth in the caption.
          “ALTISOURCE Business” means the knowledge process outsourcing business (consisting of the mortgage servicing business, the financial servicing business and the technology products business) conducted (i) prior to the Separation, by OCWEN and certain members of the OCWEN Group and (ii) from and after the Separation, by the ALTISOURCE Group, including the businesses contributed by OCWEN to ALTISOURCE pursuant to Article II, which, for the avoidance of doubt, shall not include the businesses currently conducted by BMS Holdings, Inc. and Global Servicing Solutions LLC.
          “ALTISOURCE Common Stock” means the common stock, $1.00 par value per share, of ALTISOURCE.
          “ALTISOURCE Group” means ALTISOURCE and any Subsidiary of ALTISOURCE immediately after the Distribution.
          “ALTISOURCE Indemnitees” has the meaning set forth in Section 5.03.
          “Ancillary Agreements” means the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Intellectual Property Agreement, the Data Center and Disaster Recovery Agreement, the Services Agreements and any instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including Article II.
          “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:
          (a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
          (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
          (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

          (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
          (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;
          (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;
          (g) all letters of credit, performance bonds and other surety bonds;
          (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;
          (i) all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Information, inventions (whether or not patentable or patented), processes, know-how, procedures, other proprietary information, and licenses from third parties granting the right to use any of the foregoing;
          (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals and instructions;
          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (l) all prepaid expenses, trade accounts and other accounts and notes receivables;
          (m) all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
          (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
          (o) all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority;

          (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
          (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
          “Assigned Contract” means (a) any contract that in OCWEN’s sole judgment relates exclusively to the ALTISOURCE Business (“Exclusive Assigned Contracts”) and (b) with respect to any contract that relates, but does not in OCWEN’s sole judgment relate exclusively, to the ALTISOURCE Business (“Partial Assigned Contracts”), the portion, if any, of such Partial Assigned Contract that, in OCWEN’s sole judgment, relates to the ALTISOURCE Business (the “ALTISOURCE Portion”).
          “Assignee” has the meaning set forth in Section 2.04(c).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commission” means the U.S. Securities and Exchange Commission.
          “Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.
          “Convertible Notes” means OCWEN’s outstanding 3.25% Contingent Convertible Unsecured Senior Notes due 2024.
          “Convertible Noteholders” means holders of Convertible Notes.
          “Data Center and Disaster Recovery Agreement” means the Data Center and Disaster Recovery Agreement to be entered into between OCWEN and Solutions.
          “Distribution” means the distribution by OCWEN to the Record Holders of all the outstanding shares of ALTISOURCE Common Stock owned by OCWEN on the Distribution Date (i) on a pro rate basis, with respect to the Record Stockholders and (ii) in accordance with the indenture governing the Convertible Notes with respect to the Record Noteholders.
          “Distribution Date” means the date determined in accordance with Section 3.02 on which the Distribution occurs.
          “Employee Matters Agreement” means the Employee Matters Agreement to be entered into between OCWEN and Solutions.
          “Escalation Notice” has the meaning set forth in Section 8.02.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
          “Form 10” means the registration statement on Form 10 filed by ALTISOURCE with the Commission to effect the registration of ALTISOURCE Common Stock pursuant to the

Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.
          “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.
          “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority, including the NASDAQ.
          “Group” means either the OCWEN Group or the ALTISOURCE Group, as the context requires.
          “Indemnifying Party” has the meaning set forth in Section 5.05(a).
          “Indemnitee” has the meaning set forth in Section 5.05(a).
          “Indemnity Payment” has the meaning set forth in Section 5.05(a).
          “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
          “Information Statement” means the Information Statement sent to each Record Holder in connection with the Distribution.
          “India Services Agreement” means the Services Agreement to be entered into between Ocwen Financial Services Private Limited, a company incorporated under the laws of India, and Ocwen Business Solutions Private Limited (to be renamed Altisource Business Solutions Private Limited), a company incorporated under the laws of India.
          “Insurance Policies” means the insurance policies written by insurance carriers, including those (if any) affiliated with OCWEN, pursuant to which ALTISOURCE or one or more of its Subsidiaries after the Distribution Date (or their respective officers or directors) will be insured or self-insured parties after the Distribution Date.
          “Insurance Proceeds” means those monies:
          (a) received by an insured (or its successor-in-interest) from an insurance carrier;

          (b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or
          (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;
in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
          “Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into between OCWEN and Solutions.
          “Intercompany Accounts” has the meaning set forth in Section 2.03(a).
          “NASDAQ” means The NASDAQ Stock Market LLC.
          “Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.
          “OCWEN” has the meaning set forth in the caption.
          “OCWEN Business” means (a) the business and operations of OCWEN and its Subsidiaries and other Affiliates (including the businesses currently conducted by BMS Holdings, Inc. and Global Servicing Solutions LLC) immediately after the Distribution and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations of OCWEN and its Subsidiaries and other Affiliates.
          “OCWEN Common Stock” means the common stock, $0.01 par value per share, of OCWEN.
          “OCWEN Group” means OCWEN and each of its Subsidiaries and other Affiliates immediately after the Distribution.

          “OCWEN Indemnitees” has the meaning set forth in Section 5.02.
          “Party” shall mean either party hereto, and “Parties” shall mean both parties hereto.
          “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
          “Record Date” means the close of business on the date determined by the OCWEN board of directors as the record date for determining (i) the shares of OCWEN Common Stock and (ii) Convertible Notes, in each case in respect of which shares of ALTISOURCE Common Stock will be distributed pursuant to the Distribution.
          “Record Holders” means the Record Stockholders and the Record Noteholders, collectively.
          “Record Noteholders” means holders of record as of the Record Date of all of the Convertible Notes that were outstanding on the Record Date.
          “Record Stockholders” means holders of record as of the Record Date of all of the shares of OCWEN Common Stock that were outstanding on the Record Date.
          “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
          “Separation” means (a) any actions to be taken pursuant to Article II and (b) if not addressed by Article II, any transfers of Assets and any assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.
          “Services Agreements” means the Services Agreement and the Technology Products Services Agreement, each to be entered into between OCWEN and Solutions, and the India Services Agreement.
          “Solutions” means Altisource Solutions S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of ALTISOURCE.
          “Specified Documents” means the Form 10, the Information Statement and any other registration statement filed with the Commission in connection with the Distribution by or on behalf of ALTISOURCE or any other member of the ALTISOURCE Group.
          “Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its

Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.
          “Tax Matters Agreement” means the Tax Matters Agreement to be entered into between OCWEN and Solutions.
          “Taxes” has the meaning set forth in the Tax Matters Agreement.
          “Third Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the OCWEN Group or the ALTISOURCE Group of any claim, or the commencement by any such Person of any Action, against any member of the OCWEN Group or the ALTISOURCE Group.
          “Transaction Indemnitees” has the meaning set forth in Section 5.04.
          “Transaction Third Party Claim” has the meaning set forth in Section 5.04.
          “Transfer” means to sell, assign, transfer, convey and/or deliver.
          “Transition Services Agreement” means the Transition Services Agreement dated as of the Distribution Date between OCWEN and Solutions.
ARTICLE II
The Separation
          Section 2.01 Separation Transactions. On or prior to the Distribution Date, OCWEN shall, and shall cause ALTISOURCE and each other Subsidiary and controlled Affiliate of OCWEN to, effect each of the transactions and Transfers set forth on Schedule I, which transactions and Transfers shall be accomplished substantially in the order described on and subject to the limitations set forth on Schedule I, in each case, with such modifications, if any, as OCWEN shall determine are necessary or desirable for efficiency or similar purposes.
          Section 2.02 Certain Agreements Govern. Each of OCWEN and ALTISOURCE agrees on behalf of itself and its Subsidiaries that the provisions of the (i) Tax Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes, (ii) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to the existing U.S. and Indian employee benefits and pension plans of OCWEN, which plans cover employees and former employees of members of both the OCWEN Group and the ALTISOURCE Group and (iii) the Intellectual Property Agreement shall exclusively govern the transfer and licensing by OCWEN to ALTISOURCE of certain specified intellectual property.
          Section 2.03 Termination of Agreements.

          (a) Except as set forth in Section 2.03(b), in furtherance of the releases and other provisions of Section 5.01, each of ALTISOURCE, on the one hand, and OCWEN, on the other hand, shall terminate, or cause to be terminated, effective as of the Distribution Date, any and all agreements, arrangements, commitments and understandings (including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”) accrued as of the Distribution Date) whether or not in writing, between or among ALTISOURCE and/or any other member of the ALTISOURCE Group, on the one hand, and OCWEN and/or any other member of the OCWEN Group, on the other hand. No such terminated Intercompany Account, agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date.
          (b) The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); and (ii) any other agreements, arrangements, commitments, understandings or Intercompany Accounts set forth on Schedule 2.03(b).
          Section 2.04 Transfer of Agreements; Consent. On or prior to the Distribution Date:
          (a) OCWEN shall Transfer or cause to be Transferred all of the rights, title and interest in and to all of the Exclusive Assigned Contracts to ALTISOURCE.
          (b) Subject to the provisions of this Section 2.04 and the terms of the Ancillary Agreements, with respect to Partial Assigned Contracts, (i) OCWEN shall use reasonable efforts to cause each such Partial Assigned Contract to be divided into separate contracts for each of the OCWEN Business and the ALTISOURCE Business or (ii) if such a division is not possible, OCWEN shall cause the ALTISOURCE Portion of such Partial Assigned Contract to be assigned to ALTISOURCE, or otherwise to cause the same economic and business terms to govern with respect to such ALTISOURCE Portion (by subcontract, sublicense or otherwise).
          (c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or the assignee (the “Assignee”) thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any alternative arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such Assigned Contract. The Parties shall use commercially reasonable efforts (which shall not require the payment of money to the counterparty to any such Assigned Contract) to obtain required consents to assignment of Assigned Contracts hereunder.

          Section 2.05 Certain Licenses and Permits. On or prior to the Distribution Date, all licenses, permits and authorizations issued by Governmental Authorities which exclusively relate to the ALTISOURCE Business but which are held in the name of OCWEN or any of its Subsidiaries (other than ALTISOURCE or any of its Subsidiaries), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of ALTISOURCE (or its Subsidiaries) shall, to the extent Transferable and to the extent not requiring a consent, approval or authorization for such Transfer, be Transferred by OCWEN to ALTISOURCE (or its Subsidiaries).
          Section 2.06 Lease Amendments. On or prior to the Distribution Date, each of OCWEN and ALTISOURCE shall use reasonable efforts to execute amendments to each of the leases (to the extent that the counterparties to such leases are agreeable to such amendments) to which OCWEN is a party and which provide for the lease of real or personal property representing exclusively ALTISOURCE Assets or relating exclusively to the ALTISOURCE Business, which amendments will provide for the substitution of ALTISOURCE for OCWEN as lessee or lessor, as the case may be, and to the extent agreeable to the other party to the lease excuse OCWEN from any further Liabilities or responsibilities with respect thereto.
          Section 2.07 Disclaimer of Representations and Warranties. Each of OCWEN (on behalf of itself and each other member of the OCWEN Group) and ALTISOURCE (on behalf of itself and each other member of the ALTISOURCE Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any security interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, any such assets are being transferred on an “as is,” “where is” basis, and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.
          Section 2.08 Inadvertent or Incorrect Transfers or Omissions of Assets or Liabilities.
          (a) In the event that it is discovered after the Distribution that there was an inadvertent or incorrect omission of the Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of OCWEN, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been listed on an appropriate Schedule hereto or otherwise caused to be so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by OCWEN, the Parties shall promptly effect such Transfer or assignment of such Asset or Liability, without payment of separate consideration therefor.
          (b) In the event that it is discovered after the Distribution that there was an inadvertent or incorrect Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of OCWEN, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise not been listed on an appropriate Schedule hereto or otherwise would not have been so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by OCWEN, the Parties shall promptly unwind such Transfer or assignment of such Asset or Liability and return such Asset to, or cause the assumption of such Liability by, the appropriate Party, without payment of separate consideration therefor.
          (c) The Parties hereby agree that to the extent any such Transfer or assignment, or any such unwind of Transfer of assignment, as provided pursuant to Section 2.08(a) or Section 2.08(b) above, is effected after the Distribution Date, such Transfer or assignment or such unwind of Transfer or assignment shall be given effect for all purposes as if such action had occurred as of the Distribution Date.
ARTICLE III
Actions Pending the Distribution
          Section 3.01 Actions Prior to the Distribution. (a) Subject to Section 3.02 and Section 4.02, OCWEN and ALTISOURCE shall use reasonable efforts to consummate the Distribution, including by taking the actions specified in this Section 3.01.
          (b) Prior to the Distribution Date, OCWEN shall mail the Information Statement to the Record Holders.
          (c) ALTISOURCE shall prepare and file, and shall use reasonable efforts to have approved prior to the Distribution Date, an application for the listing of the ALTISOURCE Common Stock to be distributed in the Distribution on NASDAQ or another national securities exchange, subject to official notice of distribution.
          (d) OCWEN and ALTISOURCE shall use reasonable efforts to take all such action, if any, as may be necessary or appropriate under the state securities or blue sky laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
          (e) OCWEN and ALTISOURCE shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Employee Matters Agreement requiring registration under the Securities Act.
          (f) Prior to the Distribution Date, OCWEN shall duly elect, as members of the ALTISOURCE board of directors, the individuals listed as members of the ALTISOURCE board of directors in the Information Statement, and such individuals shall continue to be members of the ALTISOURCE board of directors on the Distribution Date.
          (g) Immediately prior to the Distribution Date, the articles of incorporation of ALTISOURCE, in substantially the form filed as an exhibit to the Form 10, shall be in effect.
          Section 3.02 Conditions Precedent to Consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by OCWEN, of the following conditions:
          (a) Each Ancillary Agreement shall have been executed by each party thereto and shall be in force and effect.
          (b) The Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission and the Information Statement shall have been mailed to Record Holders.
          (c) The ALTISOURCE Common Stock shall have been accepted for listing on NASDAQ or another national securities exchange, subject to official notice of issuance.
          (d) A favorable opinion from O’Melveny & Myers LLP in form and substance satisfactory to OCWEN in its sole discretion shall have been obtained that, among other things, confirms (i) the Distribution’s tax-free status under Section 355 of the Code and (ii) for U.S. federal income tax purposes, the non-recognition of gain or loss by, and the non-inclusion in the income of, any shareholder of OCWEN Common Stock upon the receipt by such shareholder of shares of ALTISOURCE Common Stock pursuant to the Distribution, except to the extent such shareholder receives cash in lieu of fractional shares of ALTISOURCE Common Stock.
          (e) The Separation shall have been completed.
          (f) Any material Governmental Approvals and any other material Consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect.
          (g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Distribution shall be in effect, and no other event outside the control of OCWEN shall have occurred or failed to occur that prevents the consummation of the Separation or the Distribution.
          (h) There shall not be pending any litigation or other proceeding: challenging or seeking to restrain or prohibit the consummation of the Separation or the Distribution; seeking to limit the effect of the Separation or the Distribution or the operation of the OCWEN Business or ALTISOURCE Business after the Separation or the Distribution; or seeking material damages from either OCWEN or ALTISOURCE.

          (i) No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the board of directors of OCWEN, would result in the Distribution having a material adverse effect on OCWEN or on the shareholders of OCWEN.
          (j) The actions set forth in Section 3.01(b), (d) , Section 3.01(f), and Section 3.01(g) shall have been completed.
The foregoing conditions are for the sole benefit of OCWEN and shall not give rise to or create any duty on the part of OCWEN or the OCWEN board of directors to waive or not waive such conditions or in any way limit the right of OCWEN to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the OCWEN board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.
ARTICLE IV
The Distribution
          Section 4.01 The Distribution. (a) ALTISOURCE shall cooperate with OCWEN to accomplish the Distribution and shall, at the direction of OCWEN, promptly take any and all actions necessary or desirable to effect the Distribution. OCWEN shall select any manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for OCWEN. OCWEN and ALTISOURCE, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.
          (b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, OCWEN shall deliver to the Agent for the benefit of the Record Holders all the issued and outstanding shares of ALTISOURCE Common Stock then owned by OCWEN or any other member of the OCWEN Group and book-entry transfer authorizations for such shares and (ii) on the Distribution Date, OCWEN shall instruct the Agent to distribute, (x) with respect to Record Stockholders, by means of a pro rata dividend to each Record Stockholder (or such Record Stockholder’s bank or brokerage firm on such Record Stockholder’s behalf) electronically, by direct registration in book-entry form, one share of ALTISOURCE Common Stock for every three shares of OCWEN Common Stock held by such Record Holder, and (y) with respect to Record Noteholders, by means of a pro rata distribution to each Record Noteholder (or to the agent or trustee under the indenture governing the Convertible Notes, for the benefit of such Record Noteholders) electronically, by direct registration in book-entry form, one share of ALTISOURCE Common Stock for every three shares of OCWEN Common Stock deemed owned by such Record Noteholder for purposes of the Distribution as described in the indenture governing the Convertible Notes, in the case of each of (x) and (y), subject to Section 4.01(c) below. It is the intent of the foregoing that the Distribution be effected on a pro rata, as if converted basis. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or immediately following the Distribution Date, the Agent will mail an account statement indicating the number of shares of ALTISOURCE Common Stock that have been registered in book-entry form in the name of each (A) Record Holder that holds physical share certificates representing its shares of OCWEN Common Stock and that is the registered holder of the shares represented by those certificates and (B) Record Noteholder (in each case, including the amount of cash in lieu of fractional shares as provided in Section 4.01(c) below).
          (c) Record Holders who, after aggregating the number of shares of ALTISOURCE Common Stock (or fractions thereof) to which such Record Holder would be entitled on the Record Date, would be entitled to receive a fraction of a share of ALTISOURCE Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of ALTISOURCE Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of ALTISOURCE Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ALTISOURCE Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. OCWEN shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of OCWEN, ALTISOURCE or the applicable Agent will guarantee any minimum sale price for the fractional shares of ALTISOURCE Common Stock. Neither OCWEN nor ALTISOURCE will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of OCWEN or ALTISOURCE. Any ALTISOURCE Common Stock or cash in lieu of fractional shares with respect to ALTISOURCE Common Stock that remains unclaimed by any holder of record one hundred-eighty (180) days after the Distribution Date shall be delivered to ALTISOURCE. ALTISOURCE shall hold such ALTISOURCE Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to ALTISOURCE for such ALTISOURCE Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.
          (d) From and after the date hereof, ALTISOURCE covenants and agrees that it shall, upon request of OCWEN, deliver or cause to be delivered to OCWEN or to the Agent that number of additional shares of ALTISOURCE Common Stock, if any, necessary for the aforementioned distribution transactions to comply with the terms of the indenture governing the Convertible Notes.
          Section 4.02 Sole Discretion of OCWEN. OCWEN shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth herein, OCWEN may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.
ARTICLE V
Mutual Releases; Indemnification
          Section 5.01 Release of Pre-Closing Claims. (a) Except as provided in Section 5.01(c), effective as of the Distribution Date, ALTISOURCE does hereby, for itself and each other member of the ALTISOURCE Group, their respective Affiliates (other than any member of the OCWEN Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the ALTISOURCE Group (in each case, in their respective capacities as such), release and forever discharge OCWEN and the other members of the OCWEN Group, their respective Affiliates (other than any member of the ALTISOURCE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the OCWEN Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
          (b) Except as provided in Section 5.01(c), effective as of the Distribution Date, OCWEN does hereby, for itself and each other member of the OCWEN Group, their respective Affiliates (other than any member of the ALTISOURCE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the OCWEN Group (in each case, in their respective capacities as such), release and forever discharge ALTISOURCE, the other members of the ALTISOURCE Group, their respective Affiliates (other than any member of the OCWEN Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the ALTISOURCE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.
          (c) Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.03(b) not to terminate as of the

Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:
          (i) any Liability provided in or resulting from any agreement among any members of the OCWEN Group or the ALTISOURCE Group that is specified in Section 2.03(b) as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution Date;
          (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;
          (iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or the members of their respective Groups or any of their respective Subsidiaries or Affiliates or any of the respective directors, officers, employees or agents of any of the foregoing by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or
          (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.
In addition, nothing contained in Section 5.01(a) shall release OCWEN from honoring its existing obligations to indemnify any director, officer or employee of ALTISOURCE or any of its Subsidiaries on or prior to the Distribution Date who was a director, officer or employee of OCWEN or any of its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving OCWEN or any of its Subsidiaries and was entitled to such indemnification pursuant to then existing obligations.
          (d) ALTISOURCE shall not make, and shall not permit any other member of the ALTISOURCE Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against OCWEN or any other member of the OCWEN Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). OCWEN shall not, and shall not permit any other member of the OCWEN Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against ALTISOURCE or any other member of the ALTISOURCE Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).
          (e) It is the intent of each of OCWEN and ALTISOURCE, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among ALTISOURCE or any other member of the ALTISOURCE Group, on the one hand, and OCWEN or any other member of the OCWEN

Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.01(c). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.
          Section 5.02 Indemnification by ALTISOURCE. Except as provided in Section 5.05, ALTISOURCE shall indemnify, defend and hold harmless OCWEN, each other member of the OCWEN Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OCWEN Indemnitees”), from and against any and all Liabilities of the OCWEN Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the ALTISOURCE Business, including the failure of ALTISOURCE or any other member of the ALTISOURCE Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to or arising out of or resulting from the ALTISOURCE Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof; and
          (b) any breach by ALTISOURCE or any other member of the ALTISOURCE Group of this Agreement or any of the Ancillary Agreements.
          Section 5.03 Indemnification by OCWEN. Except as provided in Section 5.05, OCWEN shall indemnify, defend and hold harmless ALTISOURCE, each other member of the ALTISOURCE Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ALTISOURCE Indemnitees”), from and against any and all Liabilities of the ALTISOURCE Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):
          (a) the OCWEN Business, including the failure of OCWEN or any other member of the OCWEN Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the OCWEN Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof; and
          (b) any breach by OCWEN or any other member of the OCWEN Group of this Agreement or any of the Ancillary Agreements.
          Section 5.04 Indemnification of Third Party Claims. Except as provided in Section 5.05 and subject to any contrary provision in any Ancillary Agreement, each Party shall indemnify, defend and hold harmless the other Party, each other member of such other Party’s Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Transaction Indemnitees”), from and against any Liabilities of the Transaction Indemnitees relating to, arising out of or resulting from any Third Party Claim as to which such Transaction Indemnitees are entitled to indemnification under this Agreement, including any Third Party

Claim relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any Specified Document or any omission or alleged omission to state a material fact in any Specified Document required to be stated therein or necessary to make the statements therein not misleading (any such Third Party Claim, a “Transaction Third Party Claim”).
          Section 5.05 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
          (b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.
          Section 5.06 Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.02, Section 5.03 or Section 5.04 or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 10 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
          (b) An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.04) and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 20 days after the receipt of notice from an Indemnitee in accordance with Section 5.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an

Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but (subject to Section 5.04) the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 5.06(a)).
          (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.06(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 5.04).
          (d) If an Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and that releases the Indemnified Party completely in connection with such Third Party Claim.
          (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.
          (f) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.
          (g) The provisions of Section 5.06 (other than this Section 5.06(g)) and Section 5.07 shall not apply to Taxes (which are covered by the Tax Matters Agreement).
          Section 5.07 Additional Matters. (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.
          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
          Section 5.08 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
          Section 5.09 Survival of Indemnities. The rights and obligations of each of OCWEN and ALTISOURCE and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.
          Section 5.10 Limitation on Liability. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of OCWEN, ALTISOURCE or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other OCWEN Indemnitee or ALTISOURCE Indemnitee, as applicable, for any incidental, indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder or under any Ancillary Agreement and whether or not informed of the possibility of the existence of such damages, provided, however, that the provisions of this Section shall not limit an Indemnifying Party’s indemnification obligations hereunder or in any Ancillary Agreement with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the OCWEN Group or the ALTISOURCE Group for any incidental, indirect, special, punitive or consequential damages.
ARTICLE VI
Exchange of Information; Confidentiality
          Section 6.01 Agreement for Exchange of Information; Archives. (a) Each of OCWEN and ALTISOURCE, on behalf of its Group, agrees to provide, or cause to be provided, to the other Group, at any time before the Distribution Date or until the sixth anniversary thereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any member of its Group (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party or such member, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that either Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
          (b) After the Distribution Date, until the sixth anniversary thereof, each of OCWEN and ALTISOURCE shall have access during regular business hours (as in effect from time to time) to the documents that relate, in the case of OCWEN, to the OCWEN Business that are located in archives retained or maintained by ALTISOURCE or, in the case of ALTISOURCE, to the ALTISOURCE Business that are located in archives retained or maintained by OCWEN. Each of OCWEN and ALTISOURCE may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that the party receiving such objects shall cause any such objects to be returned promptly in the same condition in which they were delivered to such party and that each of OCWEN and ALTISOURCE shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to the other. Nothing herein shall be deemed to restrict the access of any member of the OCWEN Group or ALTISOURCE Group to any such documents or objects or to impose any liability on any member of the OCWEN Group or the ALTISOURCE Group, as applicable, if any such documents are not maintained or preserved by OCWEN or ALTISOURCE, as applicable.
          (c) Until the sixth anniversary of the date hereof, each of OCWEN and ALTISOURCE (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations and (ii) shall provide, or cause to be provided, to the other Party in such form as such other Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as such requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.
          Section 6.02 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          Section 6.03 Compensation for Providing Information. Except as set forth in Section 6.01(c), the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
          Section 6.04 Limitations on Liability. Neither Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. Neither Party shall have any liability to the other Party if any Information is destroyed after reasonable efforts by such Party to comply with the provisions of Section 6.01.
          Section 6.05 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.
          Section 6.06 Production of Witnesses; Records; Cooperation. (a) After the Distribution Date, except in the case of an adversarial Action by one Party against the other Party, each Party shall use reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall, except as otherwise required by Article V, bear all costs and expenses in connection therewith.
          (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, compromise or settlement, and shall otherwise cooperate in such defense, compromise or settlement.
          (c) Without limiting any provision of this Section, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with the other Party in the defense of any infringement or similar claim with respect to the Intellectual Property (as defined in the Intellectual Property Agreement), including any claim of infringement of any mark using the word “Ocwen,” “Altisource” or any derivation thereof and shall not acknowledge, or permit any member of its Group to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.
          (d) The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.06(a)).
          (e) In connection with any matter contemplated by this Section 6.06, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.
          Section 6.07 Confidentiality. (a) Subject to Section 6.08, each of OCWEN and ALTISOURCE, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information of OCWEN pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or any other member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group), which sources are not known by such Party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.
          (b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 6.07(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.08. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party, either return the Information to the other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

          Section 6.08 Protective Arrangements. In the event that either Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party as soon as practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.
ARTICLE VII
Dispute Resolution
          Section 7.01 Disputes. Subject to Section 10.12 and except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any members of the OCWEN Group, on the one hand, and any members of the ALTISOURCE Group, on the other hand.
          Section 7.02 Escalation; Mediation. (a) It is the intent of the Parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable efforts to meet within 30 days of the Escalation Notice.
          (b) If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.
          (c) In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 7.02(a) or (b) in any way affects an agreement or arrangement between either of the Parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.
          Section 7.03 Court Actions. (a) In the event that either Party, after complying with the provisions set forth in Section 7.02, desires to commence an Action, such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.
          (b) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.
ARTICLE VIII
Further Assurances and Additional Covenants
          Section 8.01 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 3.02 and Section 4.02, use reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effect the provisions and purposes of this Agreement and the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder or thereunder and the other transactions contemplated hereby and thereby.

          (c) On or prior to the Distribution Date, OCWEN and ALTISOURCE, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by ALTISOURCE or any other Subsidiary of OCWEN, as the case may be, to effect the transactions contemplated by this Agreement.
          (d) The Parties agree to take any reasonable actions necessary in order for the Distribution, the Separation and any other transaction contemplated by this Agreement or any Ancillary Agreement that is intended by the Parties to be tax-free to qualify as a tax-free transaction pursuant to Sections 355, 361(a) and 368(a)(1)(D) of the Code.
          (e) Prior to the Distribution Date, if either Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.
          Section 8.02 Insurance Matters. (a) OCWEN and ALTISOURCE agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Distribution Date on a mutually agreeable basis. In no event shall OCWEN, any other member of the OCWEN Group or any OCWEN Indemnitee have liability or obligation whatsoever to any member of the ALTISOURCE Group or any ALTISOURCE Indemnitee in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the ALTISOURCE Group or any ALTISOURCE Indemnitee for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.
ARTICLE IX
Termination
          Section 9.01 Termination. This Agreement may be terminated by OCWEN at any time, in its sole discretion, prior to the Distribution Date.
          Section 9.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date, neither Party (or any of its directors or officers) shall have any Liability or further obligation to the other Party.
ARTICLE X
Miscellaneous
          Section 10.01 Counterparts; Entire Agreement; Corporate Power. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.
          (b) This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.
          (c) OCWEN represents on behalf of itself and each other member of the OCWEN Group, and ALTISOURCE represents on behalf of itself and each other member of the ALTISOURCE Group, as follows:
          (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.
          Section 10.02 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such State and irrespective of the choice of law principles of the State of New York, as to all matters (other than with respect to the corporate action of the OCWEN board of directors attendant to the declaration and payment of the dividend of the ALTISOURCE Common Stock, which shall be governed by the law of the State of Florida.)
          Section 10.03 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.
          Section 10.04 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any OCWEN Indemnitee or ALTISOURCE Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder or thereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
          Section 10.05 Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:
If to OCWEN, to:
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409
Attn: Corporate Secretary
Fax No.: (561) 471-4264
If to ALTISOURCE to:
Altisource Portfolio Solutions S.A.
2-8 Avenue Charles De Gaulle
L-1653 Luxembourg
Attn: Corporate Secretary
Fax No.: 352-2744-9499
          Either Party may, by notice to the other Party, change the address to which such notices are to be given.
          Section 10.06 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.
          Section 10.07 Publicity. Prior to the Distribution, each of ALTISOURCE and OCWEN shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

          Section 10.08 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by OCWEN.
          Section 10.09 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.
          Section 10.10 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, (a) the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement and (b) any covenants, representations or warranties contained in any Ancillary Agreement and any liabilities for the breach of any obligations contained in any Ancillary Agreement, in each case, shall survive each of the Separation and the Distribution and shall remain in full force and effect.
          Section 10.11 Waivers of Default. Waiver by any party hereto or to any Ancillary Agreement of any default by any other party hereto or thereto of any provision of this Agreement or such Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.
          Section 10.12 Specific Performance. Subject to Section 4.02 and notwithstanding the procedures set forth in Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement and any Ancillary Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
          Section 10.13 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.
          Section 10.14 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the schedules, exhibits and appendices hereto or thereto) and not to any particular provision of this Agreement or such Ancillary Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement or the applicable Ancillary Agreement unless otherwise specified. Any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 10.14 and the terms of any applicable provision in any Ancillary Agreement. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.
          Section 10.15 Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement in any other court. The parties to this Agreement or any Ancillary Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party to this Agreement or any Ancillary Agreement anywhere in the world.
          Section 10.16 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
* * * * *

          IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed as of the date first written above by their duly authorized representatives.

OCWEN FINANCIAL CORPORATION
By	/s/ Ronald M. Faris
	Name:	Ronald M. Faris
	Title:	President

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
By	/s/ William B. Shepro
	Name:	William B. Shepro
	Title:	Director

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Schedule I
Separation Transactions
1.	NCI Holdings, Inc. will change its name to Altisource US Holdings, Inc. (“Altisource US Holdings”) and form a new, wholly-owned Delaware corporation named Altisource Solutions, Inc. (“Altisource Solutions”).

2.	Altisource US Holdings forms a new, wholly-owned Georgia corporation named Altisource US Data, Inc. (“Altisource US Data”).

3.	Altisource US Holdings forms one or more new, wholly-owned corporations (solely if required for licensing reasons) named Altisource US Broker/Trustee Corp. (“Altisource US Broker/Trust”).

4.	Ocwen Fulfillment Operations LLC (“Ocwen Fulfillment”) changes its name to Altisource Fulfillment Operations LLC (“Altisource Fulfillment”) and Ocwen Asset Investment Corp. (“Ocwen Asset Invest Co.”) dividends cash in an amount equal to (or otherwise required to achieve based on otherwise-available cash on hand) the fair value purchase price of Altisource Fulfillment (the “Fulfillment Purchase Amount”) to Investors Mortgage Insurance Holding Company (“Investors Mortgage Co.”).

5.	Investors Mortgage Co. dividends the Fulfillment Purchase Amount to Ocwen.

6.	Ocwen contributes the Fulfillment Purchase Amount to Altisource US Holdings.

7.	Altisource US Holdings purchases Altisource Fulfillment by paying the Fulfillment Purchase Amount to Ocwen Asset Invest Co. in exchange for its equity interest in Altisource Fulfillment.

8.	Ocwen contributes its equity interests in (i) Premium Title Services, Inc. (“Premium Title”) and (ii) REALHome Services and Solutions, Inc. (“REALHome”) to Altisource US Holdings.

9.	Ocwen purchases Portfolio Management Outsourcing Solutions, LLC (“Portfolio Mgt”) by paying an amount equal to (or otherwise required to achieve based on otherwise-available cash on hand) the fair value purchase price of Portfolio Mgt (the “Portfolio Purchase Amount”) to RMSI, Inc. (“RMSI”) in exchange for its equity interest in Portfolio Mgt.

10.	RMSI dividends the Portfolio Purchase Amount to Ocwen.

11.	Ocwen forms a new, wholly-owned Delaware limited liability company named Altisource Holdings, LLC (“Altisource Holdings”) and contributes an amount of cash equal to not less than 00.01% of the fair value purchase price of Ocwen Outsourcing Solutions (100% of such fair value purchase price being the “Solutions Purchase Amount”).

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12.	Ocwen Capital Management, LLC (“Ocwen Capital Mgt”) and Ocwen Loan Servicing, LLC (“Ocwen Loan Srvc”) form Altisource Outsourcing Solutions S.R.L. (“Altisource Outsourcing Solutions”), with Ocwen Capital Mgt owning a 99.99% interest and Ocwen Loan Srvc owning a 0.01% interest.

13.	Ocwen Capital Mgt dividends cash in an amount equal to (or otherwise required to achieve based on otherwise-available cash on hand) 99.99% of the Solutions Purchase Amount to Ocwen.

14.	Altisource Holdings purchases 0.01% of the equity interest in Altisource Outsourcing Solutions by paying 0.01% of the Solutions Purchase Amount to Ocwen Loan Srvc.

15.	Ocwen purchases 99.99% of the equity interest in Altisource Outsourcing Solutions by paying 99.99% of the Solutions Purchase Amount to Ocwen Capital Mgt.

16.	Altisource Portfolio Solutions S.à r.l. (formerly Ocwen Luxembourg S.à r.l.) converts to a Société Anonyme (“Altisource”).

17.	Ocwen Business Solutions Private Limited changes its name to Altisource Business Solutions Private Limited (“ABSPL”) and the Altisource Solutions business of Ocwen Financial Solutions Private Limited (“OFSPL”) is demerged into ABSPL.

18.	ABSPL issues shares to Ocwen Asia Holdings Ltd. (the shareholder of OFSPL) as consideration for the demerger.

19.	Altisource forms Altisource Solutions S.à r.l., a Luxembourg company (“Altisource Solutions”).

20.	Altisource Solutions forms Altisource Asia Holdings Ltd., a Mauritius company (“Altisource Asia Holdings”).

21.	Ocwen purchases Altisource Asia Holdings for fair value (the “Altisource Asia Holdings Purchase Amount”) from Altisource Solutions.

22.	Altisource Solutions distributes the Altisource Asia Holdings Purchase Amount to Altisource.

23.	Altisource distributes the Altisource Asia Holdings Purchase Amount to Ocwen.

24.	Ocwen forms Ocwen Luxembourg S.à r.l. II (“Ocwen Lux II”) and contributes Altisource Asia Holdings to Ocwen Lux II.

25.	Ocwen lends cash in an amount equal to the fair value purchase price of OFSPL (the “OFSPL Purchase Amount”) to Altisource Asia Holdings in exchange for a promissory note; Altisource Asia Holdings purchases OFSPL from Ocwen Asia Holdings.

26.	Ocwen Asia Holdings distributes the OFSPL Purchase Amount to Altisource.

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27.	Altisource distributes the OFSPL Purchase Amount to Ocwen.

28.	Ocwen transfers intellectual property of the Altisource Solutions business to Altisource Solutions in exchange for shares in Altisource Solutions.

29.	Ocwen contributes its shares in Altisource Solutions to Altisource in exchange for shares in Altisource.

30.	Ocwen lends cash in an amount equal to the fair value purchase price of (i) ABSPL (the “ABSPL Purchase Amount”) plus (ii) Ocwen Asia Holdings (the “Ocwen Asia Holdings Purchase Amount”) to Altisource Solutions in exchange for a promissory note.

31.	Altisource Solutions purchases ABSPL by paying the ABSPL Purchase Amount borrowed from Ocwen to Ocwen Asia Holdings. Ocwen Asia Holdings distributes the ABSPL Purchase Amount to Altisource.

32.	Altisource Solutions purchases Ocwen Asia Holdings by paying the Ocwen Asia Holdings Purchase Amount to Altisource.

33.	Altisource lends cash in an amount equal to the ABSPL Purchase Amount to Ocwen Asia Holdings in exchange for a promissory note. Ocwen Asia Holdings purchases ABSPL by paying the ABSPL Purchase Amount to Altisource Solutions.

34.	Altisource contributes the Ocwen Asia Holdings Purchase Amount to Altisource Solutions in exchange for additional share capital; Altisource Solutions repays Ocwen the ABSPL Purchase Amount and the Ocwen Asia Holdings Purchase Amount, and Ocwen discharges Altisource Solutions’ promissory note.

35.	Altisource Asia Holdings changes its name to Ocwen Asia Holdings I Ltd. and Ocwen Asia Holdings Ltd. changes its name to Altisource Asia Holdings I Ltd.

36.	Ocwen contributes to Altisource its equity interests in (i) Altisource US Holdings, (ii) Western Progressive Trustee, LLC (“Western Progressive”), (iii) Portfolio Mgt, (iv) Altisource Outsourcing Solutions (its 99.99% interest) and (v) Altisource Holdings in exchange for additional shares of Altisource.

37.	Altisource contributes to Altisource Solutions its equity interests in (i) Altisource US Holdings, (ii) Western Progressive, (iii) Portfolio Mgt, (iv) Altisource Outsourcing Solutions (its 99.99% interest) and (v) Altisource Holdings in exchange for additional shares of Altisource Solutions.

38.	Intentionally Omitted.

39.	Ocwen contributes the promissory note made in step 25 by Altisource Asia Holdings (now known as Ocwen Asia Holdings I Ltd.) to Ocwen Lux II in exchange for additional shares of Ocwen Lux II.

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40.	Ocwen Lux II contributes the promissory note made by Altisource Asia Holdings (now known as Ocwen Asia Holdings I Ltd.) to Ocwen Asia Holdings I Ltd. in exchange for additional shares of Ocwen Asia Holdings I Ltd.

41.	Ocwen discharges the note made by Altisource Asia Holdings (now known as Ocwen Asia Holdings I Ltd.).

42.	Altisource contributes the promissory note made in step 33 by Ocwen Asia Holdings (now known as Altisource Asia Holdings I Ltd.) to Altisource Solutions in exchange for additional shares of Altisource Solutions.

43.	Altisource Solutions contributes the promissory note made by Ocwen Asia Holdings (now known as Altisource Asia Holdings I Ltd.) to Altisource Asia Holdings I Ltd. in exchange for additional shares of Altisource Asia Holdings I Ltd.

44.	Altisource discharges the note made by Ocwen Asia Holdings (now known as Altisource Asia Holdings I Ltd.).

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